China Water & Drinks to Construct New Plant in Jilin Province
Tuesday July 31, 8:30 am ET

SHENZHEN, China, July 31 /Xinhua-PRNewswire-FirstCall/ -- China Water & Drinks, Inc. (OTC Bulletin Board: CWDK - News; "China Water & Drinks" or "the Company"), a leading producer and distributor of bottled water in the People's Republic of China ("PRC"), today announced that it has signed a contract with the government of Changchun, Jilin Province to construct a bottled water plant.

The new bottled water plant will be about 12,800 square meters on a 20,000 square meter lot in the Jiutai Economic Development Zone in Changchun. The total cost to construct the plant is estimated at $6.0 million, including land use rights for the next 50 years, working capital, and equipment and installation costs. The terms of the land use rights contract allow China Water & Drinks access to two adjacent water wells with combined capacity 36 tons per hour, which is more than sufficient to meet the supply requirements of the new plant. The Company will utilize a portion of the proceeds from its recent private equity financing to fund the plant, which is scheduled for completion in November 2007.

Once the plant is operating at full capacity, it is expected to produce 150 million bottles, or 130 million liters, of purified water annually, bringing the Company's total annual capacity to 940 liters. Approximately 70% of the new capacity will be dedicated to produce bottled water under the Company's long-term agreement with Coca-Cola, and the remaining 30% will be used producing the Company's "Darcunk" brand and for other brands. Annual revenue and net income generated from this plant is estimated to be about $12.9 million and $2.6 million, respectively. All the bottled water will be sold in the adjacent area of Changchun.

"The new Changchun plant is an important part of our growth strategy to reach 1.44 billion liters of bottled water capacity by the end of 2007. It also enables us to further penetrate markets in Northeastern China, and enhances our already strong relationship with Coca-Cola," commented Mr. Xing Hua Chen, Chief Executive Officer of China Water & Drinks. "This is especially important as we directly benefit from Coca-Cola's increasing market presence in China."

About China Water & Drinks, Inc.

China Water and Drinks, Inc. is a leading producer and distributor of bottled water in China. Through its production facilities in Guangzhou, Zhangjiang, Fexian, Nanning and Changchun, the Company produces and distributes bottled water to 11 provinces in China. The Company markets its own product under the brand "Darcunk", supplies purified water to both local and international beverage brands such as Coca-Cola, Uni-President, and Danone and provides private label bottled water for companies such as Sands Casino, Macau.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to the company's ability to complete product orders, coordinate product design with its customers, ability to expand and grow its distribution channels, political and economic factors in the People's Republic of China, the company's ability to find attractive acquisition candidates, dependence on a limited number of larger customers and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Danny Tsai
China Water & Drinks, Inc.
Tel: +1-949-528-2815

Leslie Richardson, Financial Writer
CCG Elite Investor Relations
Tel: +1-310-231-8600 x122
Email: leslie.richardson@ccgir.com

Crocker Coulson, President
CCG Elite Investor Relations
Email: crocker.coulson@ccgir.com